Exhibit 99.1

DECISIONPOINT SYSTEMS DIVESTS CMAC INC

Irvine, CA (July 8, 2015) DecisionPoint™ Systems, Inc. (OTCQB: DPSI), a leading provider and integrator of Enterprise Mobility and Wireless Application solutions, today announced the disposition by sale of common stock of its wholly owned subsidiary, CMAC Inc, based in Alpharetta, GA, effective June 30, 2015. The purchase price was $650,000, which was paid by the assumption by the buyers of accrued liabilities and accounts payable of CMAC Inc. The purchasers were Mr. Bryan E. Moss and Mr. Byron M. Allen, both of whom were employees of CMAC Inc, until recently. DecisionPoint anticipates writing off approximately $1.1 million in goodwill and intangible assets relating to CMAC Inc in the second quarter ended June 30, 2015.

DecisionPoint CEO Greg Henry commented, “CMAC was acquired by DecisionPoint about five years ago, but was never fully integrated into our consolidated business. We believe its disposition will allow us greater focus on our consolidated business and our mission of building a leading mobile computing services and software company. We wish Mr. Moss and Mr. Allen well.”

About DecisionPoint™ Systems, Inc.

DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. We do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievements in the future to differ materially from forecasted results, performance, and achievements.  Known risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to its forward-looking statements to reflect events or circumstances after the date hereof, including without limitation unanticipated events or changes in the Company's plans or expectations.

Contacts:

DecisionPoint™ Systems, Inc.
Michael Roe

Chief Financial Officer

(949) 465-0065

DresnerAllenCaron
Rudy Barrio (investors)
r.barrio@allencaron.com

(212) 691-8087